Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown MA 01833 USA	978-352-2200

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q1 Results

Georgetown, Mass., May 6, 2014.  UFP Technologies, Inc.  (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.1 million or $0.29 per diluted common share outstanding for its first quarter ended March 31, 2014, consistent with net income of $2.0 million or $0.29 per diluted common share outstanding for the same period in 2013. Sales for the first quarter were $34.6 million, 2.7% higher than first quarter 2013 sales of $33.7 million.

“2014 started off with modest sales growth, as strong orders in the automotive market were offset by soft demand from our military customers,” said R. Jeffrey Bailly, Chairman and CEO.  “However, operating income for the quarter grew 8%, and I am very pleased with our progress on a number of operational initiatives.”

“For example, our Midwest consolidation is underway and we have begun transferring business to our Grand Rapids facility, which is designed with a more efficient layout and expanded clean room manufacturing space,” Bailly said.  “In Texas, we are in the process of investing $3 million to purchase a 128,000-square-foot facility that will combine our existing El Paso foam fabricating operations with two new molded fiber production lines. We are also looking into the possibility of combining our two California facilities at the end of the year.”

“In addition, we continue to add new talent and focus on driving innovation and sharing best practices throughout our organization. All these initiatives are designed to improve our long-term profitability by increasing our efficiency and  the value we bring to customers,” Bailly added.  “Looking ahead, while we expect near term market conditions to remain soft, we will continue to invest in growing our best-fit market opportunities, optimizing our business platform, and exploring strategic acquisitions.”

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace and defense, and packaging markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, anticipated advantages relating to the Company’s decision to consolidate its Glendale Heights, Illinois facility into its Grand Rapids, Michigan facility and the expected costs savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, expectations regarding the manufacturing capacity and efficiencies of the Company’s new production equipment, statements about the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Q1 2014 earnings

Consolidated Condensed Statement of Income

(in thousands, except Per Share Data)

	(Unaudited)
	Three Months Ended
	March 31,
	2014	2013

Net sales	$34,609	$33,697
Cost of sales	25,580	24,795
Gross profit	9,029	8,902
SG&A	5,834	5,946
Operating income	3,195	2,956
Interest expense	22	40
Income before income taxes	3,173	2,916
Income taxes	1,111	886
Net income from consolidated operations	$2,062	$2,030

Net income per share outstanding	$0.30	$0.30
Net income per diluted share outstanding	$0.29	$0.29

Weighted average shares outstanding	6,972	6,768
Weighted average diluted shares outstanding	7,148	7,088

Consolidated Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets:
Cash	$34,620	$37,303
Receivables	18,150	17,032
Inventories	12,177	11,048
Other current assets	4,259	3,449
Net property, plant, and equipment	25,872	25,507
Other assets	10,613	10,681
Total assets	$105,691	$105,020
Liabilities and equity:
Short-term debt	$980	$976
Accounts payable	4,648	3,081
Other current liabilities	5,717	8,265
Long-term debt	2,620	2,867
Other liabilities	3,866	4,241
Total liabilities	17,831	19,430
Total equity	87,860	85,590
Total liabilities and stockholders’ equity	$105,691	$105,020